EXHIBIT 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective on November 1, 2017 (“Effective Date”), by and between Q2 Software, Inc., a Delaware corporation (“Company”), and Christine Petersen (“Executive”).
The parties agree as follows:
1.Employment. Company agrees to continue to employ Executive, and Executive agrees to accept such continuing employment on the terms and conditions set forth herein.

2.Duties.

2.1    Position. Executive is employed as Company’s Chief Revenue Officer and shall have the duties and responsibilities assigned by Company’s President. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.
2.2    Best Efforts/Full-time. During this Agreement, Executive will (A) expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances; (B) act in the best interest of Company at all times; and (C) devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company.

3.    Compensation.

3.1    Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $27,083.33 per month (which equates to $325,000.00 over a full year), to be paid in accordance with Company’s regular payroll cycle, less required deductions for federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

3.2    Incentive Compensation. Executive may be eligible to receive an annual cash incentive bonus of $325,000.00 at target, on such terms and subject to such conditions as may be decided from time to time by the Company, less required deductions for federal withholding tax, social security and all other employment taxes and payroll deductions. Notwithstanding the foregoing, for the fiscal year ending December 31, 2017, Executive shall receive a pro-rated cash incentive bonus representing the target bonus amount multiplied by a fraction, (i) the numerator of which is the actual number of days of 2017 occurring on or after Executive’s start date and (ii) the denominator of which is 365. Executive must be employed by the Company at the time any annual cash incentive bonus is paid in order to be eligible such bonus, subject to Section 7.1 hereof. The Company reserves the right to vary or terminate any bonus scheme in place from time to time, on a prospective basis. Company shall pay out the cash incentive bonus, if any, within 60 days following the end of the year in which the bonus is earned.

3.3    Equity Compensation. Subject to the approval of Company’s Board of Directors (the “Board”) or the Compensation Committee thereof, Executive shall receive restricted stock units representing 26,525 shares of the Company’s Common Stock and options to purchase 66,313 shares of the Company’s Common Stock. Such restricted stock units shall vest annually over a four (4) year period on the anniversary of the grant date, with the first vesting date occurring one year immediately following the grant date. Such stock options shall vest over the same four (4) year period, with 1/4th of such stock options vesting on the one-year anniversary of the grant date and the remaining stock options vesting monthly over the subsequent 36 months. All equity awards described herein and the terms and conditions thereof shall be subject to the approval of the Board or the Compensation Committee, the terms and conditions of Company’s 2014 Equity Incentive Plan (the “Stock Plan”) and the forms of award agreements approved by the Board thereunder, which Executive shall be required to execute as a condition to receiving such awards.

3.4    Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to Executives of Company, subject to the terms and conditions of Company’s benefit plan documents. Executive shall be entitled to Paid Time Off benefits (“PTO”) subject to the terms and conditions of the Company’s PTO policy.

4.    At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or Company, although subject to the provisions of Sections 5 through 7 below. No representative of Company, other than the Company’s Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

5.    Termination. The termination provisions of this Agreement regarding the parties' respective obligations in the event Executive's engagement is terminated are intended to be exclusive and in lieu of any other rights to which Executive may otherwise be entitled by law, in equity, or otherwise. This Agreement, and Executive's engagement hereunder, may be terminated at any time after the Effective Date, as follows:

5.1    Termination by Mutual Consent. This Agreement may be terminated at any time by the written mutual consent of Company and Executive.

5.2    Termination by Company For Cause. This Agreement may be terminated by Company at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) Executive’s material breach of this Agreement or Company’s Employee Innovations and Proprietary Rights Assignment Agreement (the “PRIA”); (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Company; (e) Executive is cited by the Company’s President, in writing, at least two (2) times during any 12-month period for unsatisfactory performance; (f) Executive’s failure to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (g) Executive’s death.

5.3    Termination by Company Without Cause. This Agreement may be terminated by Company, without Cause, with or without notice, by the delivery to Executive of written notice of termination.

5.4    Resignation by Executive. Executive shall have the right to terminate her employment hereunder by providing the Company with a notice of termination at least thirty (30) days prior to such termination.

6.    Payments Upon Termination. Upon termination of employment for any reason, Executive shall receive payment of her then unpaid Base Salary, pro-rated to the date of termination, as well as any other accrued, but unpaid benefits (collectively the “Accrued Compensation”). Accrued Compensation will be paid in a lump sum on the date required under applicable law. Except as expressly stated in this Agreement, all other employment related obligations of Company to Executive shall be automatically terminated and completely extinguished with the termination of Executive’s employment.

7.    Severance.

7.1    Severance Payment. In the event Company terminates Executive’s employment without Cause, Company shall provide Executive with a “Severance Payment,” equivalent to six (6) months of Executive’s then Base Salary. Such Severance Payment shall be payable in equal installments over a six (6) month period, with the first installment payment made on the first payday occurring 30 days after the termination date and the remaining installments made on the following Company paydays. The Company’s obligation to pay and Executive’s right to receive the Severance Payment shall cease in the event of Executive’s breach of any of her obligations under this Agreement or the PRIA. The Company’s obligation to provide Executive with the Severance Payment is conditioned precedent upon Executive’s execution of a full general release in a form acceptable to the Company and such release has become effective in accordance with its terms prior to the 30th day following the termination date. For the sake of clarity, Executive shall not be eligible to receive severance in connection with any other form of termination, other than a termination without Cause.

7.2    Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified Executive” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment

Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)    The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8.    Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

9.    No Conflict of Interest. During Executive’s employment with Company and at all times Executive is receiving Severance Payments pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, Executive, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive’s employment with Company, as may be determined by the Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during Executive’s employment and any period of time Executive is receiving Severance Payments pursuant to this Agreement.

10.    Confidentiality and Proprietary Rights. Executive agrees to continue to abide by the PRIA and any nondisclosure or other policies or obligations of Executive to Company or other affiliated entities, each which PRIA and other policies and obligations is incorporated herein by reference.

11.    Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 9-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12.    No Violation of Rights of Third Parties. During Executive’s employment with Company, Executive will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. Executive is not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent Executive from complying, with this Agreement.

13.    General Provisions.

13.1    Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3    Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.4    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.5    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas. Each party consents to the jurisdiction and venue of the state or federal courts in Travis County, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.6    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile, or e-mail transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing

13.7    Third Party Beneficiary. The parties agree that Q2 Holdings, Inc. (“Q2H”) shall be a third party beneficiary to his Agreement, but Q2H shall have no duties or obligations under this Agreement..

13.8    Survival. Sections 9 (“No Conflict of Interest”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Injunctive Relief”), 12 (“No Violation of Rights of Third Parties”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

14.    Entire Agreement. This Agreement and the PRIA constitute the entire among the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including the offer letter between Company and Executive dated August __, 2017. This agreement may be amended or modified only with the written consent of Executive and Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever and any such oral waiver, amendment or modification will be null and void.

[Signature page follows.]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	November 1, 2017	/s/ Christine Petersen
Christine Petersen

Q2 Software, Inc.
Dated:	November 1, 2017	By:	/s/ Kim Rutledge
		Name:	Kim Rutledge
		Title:	SVP, Human Resources